Exhibit 99.1

Contacts:

Cris Larson PDL BioPharma, Inc. 775-832-8505 Cris.Larson@pdl.com	Danielle Bertrand WCG 415-946-1056 dbertrand@wcgworld.com

PDL BioPharma Announces First Quarter 2010 Financial Results

– Conference Call Today at 4:30 p.m. Eastern Time –

INCLINE VILLAGE, NV, April 29, 2010 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the first quarter ended March 31, 2010.

Total revenues for the first quarter of 2010 were $62.1 million, compared with $62.6 million for the same period of 2009. Due to ongoing legal disputes with MedImmune, first quarter 2010 revenue does not include royalties on sales of Synagis. Excluding MedImmune, first quarter 2010 revenue grew by more than 35 percent over the first quarter of 2009. The growth was primarily driven by increased fourth quarter 2009 sales by our licensees of Avastin® and Herceptin®, which are marketed by Genentech and Roche, Lucentis®, which is marketed by Genentech and Novartis, and Tysabri®, which is marketed by Elan and Biogen Idec. PDL received royalties for these product sales in the first quarter of 2010.

Total general and administrative expenses for the first quarter of 2010 were $9.4 million, compared with $4.7 million for the same period of 2009. The increase was primarily driven by increased legal expense. Significant expense items in the first quarter of 2010 were legal fees of $6.4 million, compensation and benefits of $1.0 million, professional service fees of $1.1 million, and stock-based compensation expense of $0.2 million.

Net income for the first quarter of 2010 was $26.0 million, or $0.15 per diluted share, compared with net income of $37.5 million, or $0.23 per diluted share, for the same period in 2009.

Net cash provided by operating activities for the first quarter of 2010 was $26.9 million, compared with $27.7 million for the first quarter of 2009. At March 31, 2010, PDL had cash and cash equivalents of $319.7 million, compared with $303.2 million at December 31, 2009.

During April 2010, PDL repurchased an aggregate of $77.2 million in principal of its convertible notes due in August 2023. This repurchase represents a reduction in our fully diluted shares outstanding of approximately 13.7 million shares.

2010 Dividends

PDL previously announced that it would pay two special dividends of $0.50 per share each, to its stockholders in 2010. The first special dividend, totaling $59.8 million, was paid on April 1, 2010 to all stockholders of record on March 15, 2010. The second special dividend will be paid on October 1, 2010 to all stockholders of record on September 15, 2010. PDL does not pay regular dividends.

Second Quarter 2010 Revenue Guidance

As previously announced, PDL will continue to provide revenue guidance for each quarter in the third month of that quarter. Second quarter 2010 revenue guidance will be provided in early of June.

Conference Call Details

PDL will hold a conference call to discuss financial results at 4:30 p.m. ET today, April 29.

To access the live conference call via phone, please dial (800) 688-0836 from the United States and Canada or (617) 614-4072 internationally. The conference ID is 10899707. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through April 30, 2010, and may be accessed by dialing (888) 286-8010 from the United States and Canada or (617) 801-6888 internationally. The replay passcode is 55966470.

To access the live and subsequently archived webcast of the conference call, go to the company’s website at http://www.pdl.com and go to “Company Presentations & Events.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;

•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;

•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;

•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;

•	The outcome of pending litigation or disputes; and

•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” sections of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

PDL BIOPHARMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA

(Unaudited)

(In thousands, except per share amounts)

	Quarter Ended March 31,
	2010	2009
Revenues
Royalties	$62,061	$62,298
License and other	—	324

Total revenues	62,061	62,622
General and administrative expenses	9,410	4,693

Operating income	52,651	57,929
Interest and other income, net	80	336
Interest expense	(12,527)	(3,574)

Income before income taxes	40,204	54,691
Income tax expense	14,197	17,234

Net income	$26,007	$37,457

Net income per basic share	$0.22	$0.31

Net income per diluted share	$0.15	$0.23

Cash dividends declared and paid per common share	$1.00	$1.00

Shares used to compute income per basic share	119,525	119,327

Shares used to compute income per diluted share	184,308	172,570

PDL BIOPHARMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In thousands)

	March 31, 2010	December 31, 2009
Cash and cash equivalents	$319,674	$303,227
Total assets	$358,251	$338,411
Convertible notes payable	$427,978	$427,998
Non-recourse notes payable	$287,379	$300,000
Total stockholders’ deficit	$(501,059)	$(415,953)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Quarter Ended March 31,
	2010	2009
Net income	$26,007	$37,457
Adjustments to reconcile net income to net cash provided by operating activities	2,653	27
Changes in assets and liabilities	(1,724)	(9,771)

Net cash provided by operating activities	$26,936	$27,713

MIX OF U.S.-BASED SALES AND EX-U.S.-BASED MANUFACTURING AND SALES OF

GENENTECH PRODUCTS

(Unaudited)

	Quarter Ended March 31,
	2010	2009
Mix of Genentech products:
U.S.-based Sales	81%	93%
Ex-U.S.-based Manufacturing and Sales	19%	7%

The information in the table above is based on information provided to us by Genentech.